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                                                                     Exhibit 24



                        CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS
FOREST OIL CORPORATION:

We consent to the incorporation by reference in (i) the Registration Statements (Nos. 2-74151, 2-76946, 33-2748 and 33-59504) on Form S-8 of
Forest Oil Corporation - Retirement Savings Plan of Forest Oil Corporation,
(ii) the Registration Statement (No. 33-48440) on Form S-8 and S-3 of Forest Oil Corporation - 1992 Stock Option Plan of Forest Oil Corporation, (iii) the Registration Statement (No. 33-43292) on Form S-3 of Forest Oil Corporation - Common Stock issuable upon exercise of the Warrants of Forest Oil Corporation and (iv) the Registration Statements (Nos. 33-47477 and 33-47478) on Forms
S-2 and S-3 of Forest Oil Corporation - Common Stock issuable to Richard Dorn and resales thereof, of our report dated March 30, 1995, except as to Note 17 which is as of April 17, 1995, relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Forest Oil Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for oil and gas sales from the sales method to the entitlements method effective January 1, 1994 and to changes in the method of accounting for postretirement benefits and income taxes in 1993.



                                      KPMG PEAT MARWICK LLP


Denver, Colorado
May 1, 1995